EXHIBIT 99.(a)(x)

LORD ABBETT INVESTMENT TRUST

Amendment to Declaration of Trust

The undersigned, being at least a majority of the Trustees of Lord Abbett Investment Trust, a Delaware business trust (the “Trust”), organized pursuant to a Declaration of Trust dated August 16, 1993 (the “Declaration”), do hereby:

(a)          amend the Declaration, pursuant to Section 8.2 of the Declaration, by: (i) changing the legal name for the existing Balanced Series of the Trust to the “Lord Abbett Balanced Fund,” its Class A, B and C shares now being Class A, B and C shares of the Lord Abbett Balanced Fund; (ii) changing the legal name for the existing Limited Duration U.S. Government Securities Series of the Trust to the “Lord Abbett Limited Duration U.S. Government Securities Fund,” its Class A and C shares now being Class A and C shares of the Lord Abbett Limited Duration U.S. Government Securities Fund; (iii) changing the legal name for the existing U.S. Government Securities Series of the Trust to the “ Lord Abbett U.S. Government Securities Fund,” its Class A, B and C shares now being Class A, B and C shares of the Lord Abbett U.S. Government Securities Fund; (iv) changing the legal name for the existing Core Series of the Trust to the “ Lord Abbett Core Fund,” its Class Y shares now being Class Y shares of the Lord Abbett Core Fund; and (v) changing the legal name for the existing Strategic Core Series of the Trust to the “ Lord Abbett Strategic Core Fund,” its Class Y shares now being Class Y shares of the Lord Abbett Strategic Core Fund.

(b)         establish, pursuant to Section 5.3 of the Declaration, (i) a new class of shares for the Lord Abbett Balanced Fund (formerly the Balanced Series) of the Trust, to be designated the Class P shares of the Lord Abbett Balanced Fund; (ii) a new class of shares for the Lord Abbett Limited Duration U.S. Government Securities Fund (formerly the Limited Duration U.S. Government Securities Series) of the Trust, to be designated the Class P shares of the Lord Abbett Limited Duration U.S. Government Securities Fund; (iii) a new class of shares for the Lord Abbett U.S. Government Securities Fund (formerly the U.S. Government Securities Series) of the Trust, to be designated the Class P shares of the Lord Abbett U.S. Government Securities Fund; (iv) a new class of shares for the Lord Abbett Core Fund (formerly the Core Series) of the Trust, to be designated the Class P shares of the Lord Abbett Core Fund; (v) a new class of shares for the Lord Abbett Strategic Core Fund (formerly the Strategic Core Series) of the Trust, to be designated the Class P shares of the Lord Abbett Strategic Core Fund; and (vi) a new class of shares for the Lord Abbett High Yield Fund of the Trust, to be designated the Class P shares of the Lord Abbett High Yield Fund. Any variations between the respective classes of the Lord Abbett Balanced Fund, the Lord Abbett Limited Duration U.S. Government Securities Fund, the Lord Abbett U.S. Government Securities  Fund, the Lord Abbett Core Fund, and the High Yield Fund as to purchase price, determination of net asset value, the price, terms and manner of redemption, special and relative rights as to dividends and on liquidation, and conditions under which such classes shall have separate voting rights, shall be as set forth in the Declaration or as elsewhere determined by the Board of Trustees of the Trust.

This instrument shall constitute an amendment to the Declaration.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 20th day of January, 1999.

/s/ Robert S. Dow	/s/John C. Jansing
Robert S. Dow	John C. Jansing

/s/C. Alan MacDonald	/s/Hansel B. Millican, Jr.
C. Alan MacDonald	Hansel B. Millican, Jr.

/s/E. Thayer Bigelow	/s/Thomas J. Neff
E. Thayer Bigelow	Thomas J. Neff

/s/Stewart S. Dixon	/s/William H.T. Bush
Stewart S. Dixon	William H.T. Bush

/s/Robert B. Calhoun
Robert B. Calhoun